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                                                                     EXHIBIT 10b

                              SETTLEMENT AGREEMENT

                                  I.  PARTIES

         This Settlement Agreement is made and entered into by and between the United States of America, acting by and through both the Civil Division of the Department of Justice ("DOJ") and the United States Department of the Army, Army Tank-automotive and Armaments Command ("Army"), and Harsco Corporation and its BMY Wheeled Vehicles Division ("Harsco") (collectively referred to as the "Parties").

                                 II.  RECITALS

         The Parties agree to the following recital of facts:

         1. Harsco Corporation is a corporation organized under the laws of the State of Delaware, with its principal place of business located in Wormleysburg (Camp Hill), Pennsylvania.

         2.      BMY Wheeled Vehicles Division is a division of Harsco
Corporation.

         3. On May 1, 1985, the Army Tank-Automotive Command ("TACOM") issued a solicitation for bids for the acquisition of M939A2 Series 5-ton trucks. On April 14, 1986, three offerors, including Arveco, Inc., a wholly owned subsidiary of Harsco, submitted sealed bids. On May 14, 1986, TACOM awarded to Arveco Contract No. DAAEO7-86-C-J111 ("J111 Contract") for the production and delivery of the trucks. The J111 Contract subsequently was novated to the BMY Wheeled Vehicles operation of Harsco.

         4. On October 19, 1987, Harsco requested the contracting officer to modify the J111 Contract to reflect an after-imposed Federal Excise Tax ("FET") under the contract for models, identified in the attachments to the request, which did not include Models 923A2 and 925A2. Models 923A2 and 925A2 are referred to herein as Light Weight Trucks ("LWTs"); all other models are referred to herein as Heavy Weight Trucks ("HWTs"). The Parties do not intend the designations of LWT or HWT to constitute any type of admission; rather, the designations are used only for convenience in this Settlement Agreement.
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         5.      On January 5, 1988, the contracting officer denied Harsco's request, primarily on the basis that TACOM contended that the bid price contained costs for FET for the HWTs in question. On February 9, 1988, Harsco submitted a certified claim requesting a contract price adjustment for the after-imposed FET (the "FET Claim"), which subsequently also was denied in a final decision of the contracting officer. Harsco then timely appealed this denial to the Armed Services Board of Contract Appeals ("ASBCA"). See BMY, Division of Harsco Corp., ASBCA No. 36805.

         6. On October 5, 1990, Harsco submitted a certified claim requesting the contracting officer to make a contract price adjustment to reflect unilateral changes in shipping destinations under the J111 Contract. This claim was amended five times by claim amendments dated December 18, 1990; January 24, 1991; January 30, 1991; February 8, 1991; and February 18, 1991 (The original claim and its five amendments are collectively referred to hereinafter as the "CLIN Switching Claim"). The CLIN Switching Claim involved some of the same basic questions of fact as the FET Claim.

         7. On March 18, 1991, Harsco received a final decision of the contracting officer denying the CLIN Switching Claim. On June 11, 1991, while the FET Claim was still pending before the ASBCA, Harsco timely appealed to the ASBCA the denial of its certified claim for a price adjustment arising from the changes in shipping destinations. See BMY, Division of Harsco Corp., ASBCA No. 43042. Subsequently, because the Army and Harsco believed that a decision in ASBCA No. 36805 could help resolve the issues associated with ASBCA No. 43042, the Army and Harsco jointly moved that the appeal be dismissed without prejudice, which was granted.

         8. On January 4, 1993, the ASBCA issued a decision with respect to the FET Claim. See BMY, Division of Harsco Corp., ASBCA No. 36805, 93-2 BCA Paragraph 25,684.

         9. On February 3, 1993, in response to ASBCA No. 36805, the Army filed its Motion to Reopen and, in the Alternative, Request for Reconsideration. On February 24, 1994, the ASBCA issued a decision denying this motion. On June 22, 1994, the United States





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appealed to the U.S. Court of Appeals for the Federal Circuit the ASBCA's
decision denying the motion. On August 16, 1994, in response to the Army's motion, the Federal Circuit ordered the proceeding dismissed under Federal Rule of Appellate Procedure 42(b).

         10. By bilateral modification P00311 to the Contract, dated August 26, 1994, the Army and Harsco settled non-FET related issues pertaining to the J111 Contract. This settlement excluded FET-related disputes and other matters enumerated in modification P00311. The Parties are not in agreement whether or not the releases contained in modification P00311 encompass the reconciliation of payments under the J111 Contract. In May 1995, the Defense Finance and Accounting Service, Columbus Center, Ohio ("DFAS") advised the contracting officer of potential overpayments made to Harsco relating to alleged under-recouped progress payments. Harsco believes that it may have been underpaid. This reconciliation is currently under review by DFAS, the Army, and BMY.

         11. On February 13, 1995, Harsco petitioned the ASBCA to reinstate ASBCA No. 43042; such request was subsequently approved by the ASBCA.

         12. On February 23, 1995, the Army filed a renewed Motion to Reopen and, in the Alternative, Request for Reconsideration in ASBCA No. 36805. This motion currently is pending.

         13. On March 13, 1995, following the reinstatement of the appeal in ASBCA No. 43042, Harsco filed its Complaint. This appeal is currently pending.

         14. DOJ has conducted an investigation to determine whether to file a lawsuit against Harsco under the civil False Claims Act, the Contract Disputes Act, or at common law (i.e., breach of contract, mistake, fraud, and unjust enrichment) relating to FET and the J111 Contract. The United States believes that there is evidence to suggest that it may have civil causes of action against Harsco relating to FET and the J111 Contract under the False Claims Act, Contract Disputes Act, and at common law (i.e., breach of contract, mistake, fraud, and unjust enrichment).





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         15.     Harsco has denied wrongdoing of any kind whatsoever and
specifically, with respect to the J111 Contract, has denied that it acted in violation of any statutes or common law, or that it is liable contractually or otherwise to any party. During settlement discussions conducted in connection with the DOJ investigation noted above, Harsco initially presented a quantum analysis for the FET Claim and the CLIN Switching Claim, dated December 7, 1994, asserting that it was entitled to $86,273,729.17 under these claims. Under a different methodology suggested by DCAA, Harsco submitted an alternate quantum analysis for these claims dated December 21, 1994, asserting that it was entitled to $83,614,237.87.

         16. It is recognized by the Parties that the IRS has been reviewing whether LWTs are subject to FET. Harsco maintains that LWTs are not subject to FET and to date has paid no tax on LWTs. Harsco also maintains that, in the event the IRS determines that some or all of the LWTs are taxable in whole or in part, it may elect to file an after-imposed tax claim for FET based on actual shipping destinations for those LWTs originally scheduled, by the J111 Contract at the time of contract award or by an option under the J111 Contract on the date that option was exercised, to be delivered on or after October 1, 1988 (the "Potential LWT FET Claim"). During the settlement discussions noted in paragraph 15, above, Harsco presented a pro forma quantum analysis for a Potential LWT FET Claim, dated January 12, 1995, asserting that it would be entitled to approximately $24,739,253, exclusive of interest, from the Army in the event that all LWTs are determined to be taxable. Harsco's January 12, 1995 pro forma represented that this amount did not include any amounts or adjustments for unilateral price changes which were made by TACOM due to unilateral changes in shipping destinations, i.e., the Pro Forma CLIN Switching Claim amounting to approximately $12,893,375.

         17. The Parties are entering into this Settlement Agreement to avoid the expense, delay, and inconvenience of protracted litigation relating to the matters referenced above.

         18. Accordingly, in reliance upon the representations contained herein and in consideration of the mutual promises, covenants, and obligations in this Settlement Agreement,





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and for good and valuable consideration, the Parties mutually agree to the terms and conditions set forth below.

                           III.  TERMS AND CONDITIONS

         19. The Army agrees to pay to Harsco the Settlement Amount of $49,000,000.00 on or before September 30, 1995, in full satisfaction of Harsco's FET Claim and the CLIN Switching Claim (inclusive of attorneys' fees, costs, and/or any interest that may be due under the Contract Disputes Act, or otherwise) as described herein. The Parties recognize that the funds available to the Army with which to consummate this Settlement Agreement are in part subject to expiration and cancellation on September 30, 1995. Accordingly, and notwithstanding any other provision of this Settlement Agreement, it is expressly agreed that a condition precedent to any obligation of any party to be bound by the terms of this Settlement Agreement is the requirement that full payment recited in this paragraph be obligated to the J111 Contract and disbursed to Harsco on or before September 30, 1995. If this September 30, 1995 milestone is not met, the Parties agree that this Settlement Agreement shall be completely unenforceable and null and void.

         20. Harsco, except as otherwise expressly noted in this Settlement Agreement, hereby releases and discharges DOJ and the Army, and any present or former agents, employees, or officers of DOJ or the Army, from any and all civil claims or administrative claims, that it has or may have based upon Harsco's entitlement to FET under the J111 Contract, or arising under or related to the J111 Contract (to include, but not limited to, the FET Claim and CLIN Switching Claim and all other claims, disputes, or issues not previously released by modification P00311, described in paragraph 10, above); provided, however:

                 a. that with respect to the issue of FET and LWTs, in the event that some or all of the LWTs are determined to be taxable in whole or in part, this release and discharge does not prevent Harsco from attempting to reverse such a determination, or from filing a Potential LWT FET Claim or from obtaining payment on such a claim (except as such payment may be limited by paragraph 24 or the Payment Ceiling referenced in subparagraph 25.b, below), or from





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submitting invoices to recover amounts for FET on LWTs specifically withheld by
TACOM pursuant to Modifications to the J111 Contract (including Modifications P00266, P00292, P00297, and A00034); and

                 b. that it is recognized by the Parties that trucks shipped to foreign destinations under the J111 Contract were exempt from FET. It is also recognized by the Parties that in certain cases, even though trucks were shipped to foreign destinations, proof of exportation was not available from TACOM for such trucks within six months of the date of sale, thereby requiring Harsco to pay FET to the IRS in accordance with Section 4221(b)(2) of the Internal Revenue Code. All necessary proofs of exportation have now been received from TACOM and Harsco is in the process of seeking refunds from the IRS. This release does not prevent Harsco from seeking and obtaining all of such refunds.

         21. It is agreed that all costs (as defined in the Federal Acquisition Regulations ("FAR") 31.205-47) incurred by or on behalf of (or allocated to) Harsco and its officers, directors, and employees in connection with the following activities shall be unallowable costs for government contract accounting purposes: 1) the matters released by DOJ in this Settlement Agreement other than routine contract administration, 2) the United States' civil or criminal investigation of the matters covered by this Settlement Agreement, 3) the investigation, defense or corrective action, if any, undertaken by Harsco in connection with the civil or criminal inquiries based upon matters described in paragraph 14, above, 4) the negotiation of this Settlement Agreement, 5) any CID's issued by DOJ relating to its investigation described in paragraph 14, above, and 6) the prosecution of its FET Claim and/or CLIN Switching Claim before the ASBCA. For accounting purposes these amounts, with the exception of Harsco's Pennsylvania corporate office costs which are viewed as de minimus, shall be kept separate from Harsco overhead accounts and Harsco agrees not to charge these costs directly or indirectly to any of its contracts with the United States. Harsco further agrees to separately account for any costs incurred on or after the Effective Date of this Settlement Agreement by Harsco with regard to any tax litigation with the IRS relating to FET and trucks delivered under the J111 Contract.





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         22.     Harsco agrees to withdraw the following Freedom of Information
Act ("FOIA") Requests that it has filed in connection with or relating to DOJ's investigation referenced in paragraph 14, above. The identity of these FOIA Requests is as follows: 1) 9/7/94 FOIA Request to Army Judge Advocate General from McKenna & Cuneo (J. Merrifield); 2) 9/7/94 FOIA Request to Defense
Contract Management Area Operations - Cleveland from McKenna & Cuneo (J. Merrifield); and 3) 8/11/94 FOIA Request to DCAA from BMY (J. Dodd).

         23. The Parties agree that currently pending litigation concerning the FET Claim (ASBCA No. 36805) and the CLIN Switching Claim (ASBCA No. 43042) will be concluded as follows:

                 a. Harsco, upon payment of the full Settlement Amount by the Army, will file a motion for voluntary dismissal of its appeal of the CLIN Switching Claim (ASBCA No. 43042), with prejudice and without costs or attorneys' fees to any party; the Army will not oppose voluntary dismissal of that appeal on these terms;

                 b. The Army, upon payment of the full Settlement Amount by the Army, will request, in writing, withdrawal of its motion to reopen the appeal of the FET Claim (ASBCA No. 36805), with prejudice and without costs or attorneys' fees to any party; Harsco will not oppose voluntary withdrawal of that motion on these terms;

                 c. Harsco, upon payment of the full Settlement Amount by the Army, will file a motion for voluntary dismissal of its appeal of the FET Claim (ASBCA No. 36805), with prejudice and without costs or attorneys' fees to any party; the Army will not oppose voluntary of that appeal on these terms.

         24. Harsco will omit from the quantum portion of any Potential LWT FET Claim reserved to Harsco by subparagraph 20.a, any amounts or adjustments relating in any way to:





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                 a.       unilateral price changes which were made by TACOM due
to unilateral changes in shipping destinations, i.e., CLIN Switching, it being expressly understood and agreed by the Parties that all CLIN Switching issues whether related to liability, entitlement, damages, or quantum are being completely resolved herein;

                 b. interest and penalties, if any, that may be paid by Harsco to the IRS; and

                 c. trucks (including HWTs and LWTs) originally scheduled for delivery prior to October 1, 1988. The issue of which LWTs were scheduled for delivery prior to October 1, 1988 is not affected by this Settlement Agreement.

         25. The Army, except as otherwise expressly noted in this Settlement Agreement, hereby releases and discharges Harsco, including its present and former officers, directors, employees, agents, subsidiaries, affiliates, divisions, successors and assigns, from any and all civil claims or administrative claims that it has or may have based upon Harsco's entitlement to FET under the J111 Contract, or arising under or related to the J111 Contract (to include, but not limited to, the FET Claim, the CLIN Switching Claim and all other claims, disputes or issues not previously released by modification P00311, described in paragraph 10, above); provided, further:

                 a. that with respect to the issue of FET and LWTs, regardless of the outcome of the IRS review, this release and discharge includes the release and discharge of any claim that the Army is entitled to any recovery from Harsco relating to costs in the J111 Contract bid price that Harsco may have included with respect to FET for LWTs originally scheduled for delivery prior to October 1, 1988; and

                 b. in the event that some or all of the LWTs are determined to be taxable in whole or in part, the Army will abide by the result of the ASBCA decision on the FET Claim (ASBCA No. 36805), cited in paragraph 8, above, and will apply that decision to a Potential LWT FET Claim. The Parties agree that the quantum of any Potential LWT FET Claim is excepted from this Settlement Agreement; provided, however, that the amount of any payment





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that the Army may make on a Potential LWT FET Claim will not exceed a Payment
Ceiling of $21,000,000.

         26. The Army agrees to make its best reasonable efforts to return to Harsco all originals and copies of Harsco documents in the Army's possession (to include both TACOM and the Army Contract Appeals Division) that were obtained from Harsco in connection with the investigation referenced in paragraph 14 above (excluding any Harsco documents attached to any filings before the ASBCA), the FET Claim, or the CLIN Switching Claim. The Army will make its best reasonable efforts to return such documents within ninety days of the Effective Date of this Settlement Agreement. The Army reserves the right to retain copies of such materials that are necessary to document its decision to enter into this Settlement Agreement.

         27. DOJ, except as otherwise expressly noted in this paragraph and paragraph 34, below, hereby releases and discharges Harsco, including its present and former officers, directors, employees, agents, subsidiaries, affiliates, divisions, and successors and assigns, from any and all civil or administrative monetary claims, that the United States has under the False Claims Act, 31 U.S.C. Section 3729 et seq.; Contract Disputes Act, 41 U.S.C.
Section 604; or common law (i.e., breach of contract, mistake, fraud, and unjust enrichment) based upon (i) Harsco's entitlement to FET under the J111 Contract, (ii) the FET Claim (ASBCA No. 36805), (iii) the CLIN Switching Claim (ASBCA No. 43042), and (iv) any representations Harsco made concerning to what extent Harsco included in its bid price costs for FET for either HWTs or LWTs, and any repetition of those representations that may be made in connection with a Potential LWT FET Claim.

         28. DOJ agrees to make its best reasonable efforts to return to Harsco all originals and copies of Harsco documents in DOJ's possession that were obtained from Harsco in connection with the investigation referenced in paragraph 14, above. DOJ will make its best reasonable efforts to return such documents to Harsco within ninety days of the Effective Date of this Settlement Agreement. DOJ reserves the right to retain copies of such materials that are





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necessary to document its conduct of its investigation and its decision to enter in this Settlement Agreement or attached to any court filings, depositions, or records of interviews.

         29. Nothing in this Settlement Agreement is intended to constitute an admission of wrongdoing on the part of DOJ, the Army, or Harsco.

         30. The Parties agree that this Settlement Agreement may not be altered, amended, modified, or otherwise changed except by a writing duly executed by DOJ, the Army, and Harsco. The Parties further agree that this Settlement Agreement constitutes the entire agreement with respect to its subject matter.

         31. The Parties to this Settlement Agreement have executed three identical copies of this Settlement Agreement, each of which shall be deemed an original.

         32. Each signatory below warrants that he has all necessary authority to execute this Settlement Agreement on behalf of his respective party.

         33. Subject only to the provisos set forth in paragraph 19, above, this Settlement Agreement shall become effective (the "Effective Date") upon the last date of its execution by the Parties.

         34. Notwithstanding any term of this Settlement Agreement, specifically excluded and reserved from the scope and terms of this Settlement Agreement are any and all: 1) claims and defenses to claims that may arise under Title 26, United States Code, or Internal Revenue Service regulations, 2) suspension and debarment rights of any federal agency, 3) claims and defenses to claims personal injury or property damage arising from the delivery of deficient or defective products or parts under the J111 Contract, or for breach of any express or implied warranty relating to products or parts delivered under the J111 Contract, 4) claims and defenses to claims: (a) by Harsco for underpayment or (b) by the government for over-payment relating to alleged under-recouped progress payments, of the contract price disclosed by the reconciliation of payments under the J111 Contract described in paragraph 10, above, and not otherwise resolved by Modification P00311 to the J111 Contract, and 5) claims for the enforcement of the terms of this Settlement Agreement.





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         35.     The provisions of this Settlement Agreement shall be binding upon the United States and Harsco and their heirs, successors, and assigns.

                       FOR THE UNITED STATES OF AMERICA:

Dated:  September 19, 1995              /s/ DENNIS L. PHILLIPS
      --------------------              ----------------------
                                         Dennis L. Phillips
                                         Trial Attorney
                                         Commercial Litigation Branch
                                         Civil Division
                                         United States Department of Justice
                                         Washington, D.C.

                        FOR THE DEPARTMENT OF THE ARMY:

Dated:  19 Sep 95                       /s/ MARTIN J. GREEN
      --------------------              -------------------
                                        Martin J. Green
                                        Contracting Officer
                                        U.S. Army Tank-automotive and
                                           Armaments Command
                                        Warren, Michigan


         FOR HARSCO CORPORATION AND ITS BMY WHEELED VEHICLES DIVISION:

Dated:  September 19, 1995              /s/ DEREK C. HATHAWAY
        ------------------              ---------------------
                                         Derek C. Hathaway
                                         Chairman, President and Chief
                                          Executive Officer





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